UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2009

THE DOW CHEMICAL COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 Commission File Number	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan (Address of principal executive offices)	48674 (Zip code)

(989) 636-1000
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

The information included in Item 8.01 below regarding the Perpetual Preferred Stock (as defined below) is incorporated by reference into this Item 3.03.

Item 8.01	Other Events

On May 12, 2009, The Dow Chemical Company (the “Company”) completed its offering of 66,666,683 shares of common stock. As previously disclosed, certain trusts established by members of the Haas family (the “Haas Trusts”) and funds managed by Paulson & Co. Inc. (“Paulson”), as selling stockholders, also sold 83,333,317 shares of the Company’s common stock (including over-allotment shares) in the offering. The Company intends to use the net proceeds from its sale of the 66,666,683 shares of approximately $965 million to pay a portion of its borrowings under the Term Loan Agreement, dated as of September 8, 2008, and as amended by the First Amendment, dated as of March 4, 2009 (the “Term Loan Agreement”).

On May 13, 2009, the Company completed its $6 billion offering of senior notes, consisting of $1,750,000,000 principal amount of 7.60% Notes due 2014 (the “2014 Notes”), $1,903,032,000 principal amount of 8.55% Notes due 2019 (the “2019 Notes”) and $1,000,000,000 principal amount of 9.40% Notes due 2039 (the “2039 Notes”). The Haas Trusts and Paulson, as selling noteholders, also sold $1,346,968,000 aggregate principal amount of the 2019 Notes in the offering. The Company intends to use its net proceeds of approximately $4.6 billion to repay certain portions of existing indebtedness, including a portion of the Company’s borrowings under the Term Loan Agreement.  The forms of the 2014 Notes, the 2019 Notes and the 2039 Notes are attached as Exhibits 4.1, 4.2, and 4.3, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Report and the Company’s registration statement on Form S-3 (File No. 333-140859) (the “Registration Statement”).

The shares of the Company’s common stock and the 2019 Notes sold by the Haas Trusts and Paulson in the offerings described above were issued to such parties pursuant to the purchase agreement, dated May 5, 2009 (the “Purchase Agreement”), among the Company, the Haas Trusts and Paulson, in consideration for the Company’s repurchase of all of their shares of cumulative perpetual preferred stock, series B, having an initial liquidation preference of $1,000 per share (the “Perpetual Preferred Stock”) at par plus accrued and unpaid dividends.  As of May 13, 2009, all outstanding shares of the Perpetual Preferred Stock have been canceled.  The material terms of the Purchase Agreement were previously disclosed in Item 1.01 of the Company’s Current Report on Form 8-K filed on May 11, 2009, and are incorporated by reference herein.

Additionally, on May 13, 2009, the Company sold 36,698,005 shares of the Company’s common stock for an aggregate purchase price of $552,528,833.08 to the employee stock ownership plan component (the “ESOP”) of The Dow Chemical Company Employees’ Savings Plan (the “Dow 401(k) Plan”), pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), dated May 11, 2009, between the Company and Fidelity Management Trust Services (“Fidelity”), as trustee of a trust established under the Dow 401(k) Plan.  In connection with the acquisition by the Company of Rohm and Haas Company (“Rohm and Haas”), which closed on April 1, 2009, the Rohm and Haas Employee Stock Ownership and Savings Plan (the “ROH ESOP”) received cash proceeds (the “Merger Proceeds”) in respect of the unallocated shares of Rohm and Haas common stock that were held in the suspense account under the ROH ESOP trust at the closing.  The ROH ESOP was then merged into the ESOP under the Dow 401(k) Plan.  Under the provisions of the Dow 401(k) Plan, Fidelity was required to use the Merger Proceeds to purchase shares of the Company’s common stock (unless it would violate the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to do so).  An independent fiduciary/investment manager was appointed as the fiduciary and investment manager of the Dow 401(k)

Plan for the sole purpose of purchasing the Company’s common stock on behalf of the Dow 401(k) Plan in accordance with the requirements of ERISA.  In order to effectuate the purchase of the Company’s common stock, the independent fiduciary/investment manager directed Fidelity to purchase the Company’s common stock on behalf of the Dow 401(k) Plan using the Merger Proceeds pursuant to the Stock Purchase Agreement.  The shares of common stock purchased by the ESOP trust, which were treasury shares of the Company, are registered under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, pursuant to the Registration Statement. Those shares will be allocated to eligible participants in the Dow 401(k) Plan from time to time in accordance with the terms of the plan.

The number of shares of the Company’s outstanding common stock for accounting purposes and the calculation of the Company’s earnings per share will not be affected by the initial issuance of such shares to the ESOP trust. The shares will be counted as outstanding for accounting purposes only if and when they are allocated to participants in the Dow 401(k) Plan.  The fair market value of the shares at the time of allocation will be accounted for as compensation expense.

A copy of the Stock Purchase Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference into this Report and the Registration Statement.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

1.1	Plan Stock Purchase Agreement, dated May 11, 2009

4.1	Form of 7.60% Notes due 2014

4.2	Form of 8.55% Notes due 2019

4.3	Form of 9.40% Notes due 2039

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 14, 2009

The Dow Chemical Company

By:	/s/ William H. Weideman
	Name:	William H. Weideman
	Title:	Vice President and Controller

EXHIBITS

Exhibit No.	Description

1.1	Plan Stock Purchase Agreement, dated May 11, 2009

4.1	Form of 7.60% Notes due 2014

4.2	Form of 8.55% Notes due 2019

4.3	Form of 9.40% Notes due 2039